EXHIBIT 4.3
                           ARTICLES OF AMENDMENT
                                    TO
                         ARTICLES OF INCORPORATION

                      RESOURCE MORTGAGE CAPITAL, INC.



1.   The name of the Corporation is Resource Mortgage Capital, Inc.

2. The first sentence of the second paragraph of Article III shall be deleted and in place thereof shall be the following sentence:

          The number of shares of Preferred Stock that the Corporation shall have authority to issue shall be 50,000,000 shares of Preferred stock with the par value of $0.01 each.

3. This Amendment to the Articles of Incorporation was duly adopted by the Board of Directors of the Corporation by unanimous consent dated October 4, 1996. In accordance with Sections 13.1-706.4 of the Virginia Stock Corporations Act, no shareholder action was required.

      IN WITNESS WHEREOF, the undersigned President of the Corporation has executed these Articles of Amendment on behalf of the Corporation.


Dated:   October 8, 1996           RESOURCE MORTGAGE CAPITAL, INC.


                                   By:      /S/ THOMAS H. POTTS
                                        Thomas H. Potts
                                        President